Exhibit 99B.J

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 18, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Report to Shareholders of Edgar Lomax Value Fund, a series of Advisors Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


New York, New York
February 21, 2002